EXHIBIT 10(e)    Broadcast  Agreement between MBE  247,  Markwell
                 Productions, and Estelle Reyna Incorporated.



 Broadcast Agreement
 -------------------

This is a 3 party agreement between MBE 247 (broadcaster), Markwell Productions (distributor) and Estelle Reyna Incorporated
(provider).

MBE 247 owned by BKA Television Network Ltd. with corporate offices located at 391 City Road London England agrees to broadcast the 30 minute show titled "Estelle's America" produced by Estelle Reyna Inc. for a minimum of 13 consecutive weeks commencing on or around June 15th 2003.

It is agreed to by all parties that there is 6 minutes of commercial time available within each episode that is for sale. It is further agreed to by all parties that revenue derived from the above mentioned 6 minutes of commercial time will be distributed as follows: 45% to the broadcaster, 45% to the provider, and 10 % to the distributor. Each party agrees to keep all parties informed of all solicitation activities to avoid any conflict of interest. Each party should report via email on sales and sponsorship, each month Payments will be made within 10 days to each party once the procuring party has received payment from the advertiser. Advertising secured by the broadcaster will be billed by the broadcaster. All advertising secured by Estelle Reyna Inc. or it's agents and Markwell productions and its agents will be billed by Estelle Reyna Inc. Commercial time is limited to as such and does not include sponsorships or product placement that does not impede on the 6 minutes of available commercial time.

Responsibilities:

It is the responsibility of Estelle Reyna Incorporated to provide the broadcaster with a minimum of 13 original programs on Beta SP format with time code sheets at least 2 days prior to the broadcast of each episode. It is also understood by all 3 parties that episodes may be repeated per the discretion of the broadcaster.

It is the responsibility of distributor to assure that production of each episode is completed on time and that content is in keeping with the guidelines set forth by the broadcaster. The distributor is also responsible to provide commercial copy and traffic instructions for all commercial time sold by the distributor or it's agents and the provider and it's agents. The distributor is responsible to distribute affidavits to advertisers supplied by the broadcaster for verification of commercials being aired.

It is the responsibility of the broadcaster to broadcast "Estelle's America" a minimum of 2 times per week for the initial 13 week schedule. The broadcaster will provide the distributor and provider with the time and day for the initial broadcast of the program and the times and days that the program is scheduled to air for the initial 13 weeks. The broadcaster may elect to air the program more than 2 times per week and if the broadcaster elects to do so agrees to inform the provider and distributor with a minimum 2 weeks advance notice. The broadcaster reserves the right to review each episode prior to broadcast. If the broadcaster finds any content unsuitable for broadcast the broadcaster reserves the right to edit the content or demand a replacement episode. In the event this should occur, the broadcaster agrees to broadcast a previously aired episode of "Estelle's America" until a replacement show is made available not to exceed 10 days from the date that notice is given an episode is considered unsuitable for broadcast.

Either the broadcaster of the provider may cancel this agreement at any time after the initial 13 weeks of airing "Estelle's America" for any reason given a 30 day advance written notice. Unless otherwise noted "Estelle's America" will automatically be renewed for an additional 13 weeks immediately following the initial 13 week schedule. If broadcaster elects not to renew for a subsequent 13 week schedule immediately following the initial 13 week run, the broadcaster must inform the provider and distributor with a 30 day advance written notice.

The provider reserves the right to promote "Estelle's America" and state publicly that the program is being broadcast on MBE
247. There are no restrictions providing this publicity is in keeping with the acceptable content of the program "Estelle's America".

The broad aster reserves the right to utilize the name Estelle
Reyna or Estelle Reyna Inc. to promote MBE 247.
The broadcaster reserves the programme distribution rights throughout Africa.

All 3 parties agree to provide each other with materials that may aid in the process of securing advertisers for Estelle's America.

Any dispute that may arise between the broadcaster and the provider will be conveyed through the distributor so that the distributor may facilitate an agreement between the 2 parties.

The distributor is acting in the capacity of a broker to secure this agreement and as a liaison between the broadcaster and the provider.

Governing Law; Jurisdiction. The broadcast Agreement between the broadcaster and the distributor is governed by and construed in accordance with the internal laws of the State of California as applied to agreements entered into and wholly performed within California between California residents. This Agreement shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods. Any action or proceeding brought by either party hereto shall be brought only in a state or federal court of competent jurisdiction located in the County of Los Angeles, State of California and the parties submit to the jurisdiction and venue of such courts of purposes of any action or proceeding.

Merchandising and sale of goods in any capacity shall be governed by the laws of England.

Arbitration, Any claim or controversy arising out of this agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association. Any such claim or controversy shall be arbitrated on an individual basis and shall not be consolidated with a claim of any other party. The foregoing shall not preclude Estelle Reyna, Inc. from seeking any injunctive relief for protection of Estelle Reyna Inc's intellectual property rights.

By signing below each party agrees to the above terms and conditions acknowledges that he or she is authorized to represent their perspective interest as an officer of their company.

/s/  Date: 3/4/03
MBE 247

/s/  Date: 3/4/03
Estelle Reyna Inc.

/s/  Date: 3/4/03
Markwell Productions